EXHIBIT 5

[Letterhead of NautaDutilh]

Postbus 7113	Amsterdam, 27 September 2005
1007 JC Amsterdam
Strawinskylaan 1999
1077 XV Amsterdam
T +31 20 717 10 00
F +31 20 717 11 11
ABN AMRO Holding N.V.

Ladies and Gentlemen:

This opinion letter is rendered to you at your request in connection with the Registration Statement on Form S-8 to be filed by ABN AMRO Holding N.V. (the “Company”), with the Securities and Exchange Commission (“SEC”) pursuant to the United States Securities Act of 1933 of Shares to be issued pursuant to the rules of the ABN AMRO “Top” Executive Stock Option Plan as approved by the Management Board (“Raad van Bestuur”) on 5 February 2002, approved by the Supervisory Board (“Raad van Commissarissen”) on 13 February 2002 and amended by the Supervisory Board on 12 February 2003, which amendments have been approved by the Management Board on 25 February 2003.

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the filing of the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Plan or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarized or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent, other than the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we fall in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

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Capitalized terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

In rendering the opinions expressed herein, we have exclusively reviewed and we have relied upon the Corporate Documents and the Plan. We have not investigated or verified any factual matter disclosed to us in the course of our review and we have not been involved in structuring, drafting or negotiating the Plan.

This opinion letter sets out our opinion on certain matters of Netherlands Law as at today's date and the Corporate Documents and the Plan as currently in force and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organization, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today's date. For the avoidance of doubt, we do not provide advice regarding United States federal or state law. We give this opinion in the understanding that you have engaged Davis Polk & Wardwell to advise you on all relevant matters of United States federal and state securities laws and the SEC's rules and regulations.

This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands Law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons

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purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	neither the Company nor any future holder of Shares has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), or (iv) been declared bankrupt (failliet verklaard), granted a suspension of payments (surseance van betaling verleend), subjected to debt restructuring, in case of natural persons (“schuldsanering natuurlijke personen”) or (v) been made subject to similar insolvency proceedings in other jurisdictions. The Extract and our inquiries of today over the telephone with the Bankruptcy Clerk’s Office support items (i) through (iv) of this assumption in relation to the Company. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred with respect to the Company;

c.	the Minutes are in full force and effect, correctly reflect the resolutions stated therein and the factual statements made in the Minutes are complete and correct;

d.	the Shares will be issued by the Company in compliance with the provisions of the Plan and any applicable securities laws and regulations, including those of any relevant stock exchanges;

e.	the Company does not have a conflict of interest with any of its managing directors (bestuur) with respect to the entering into the Plan, the issue of Shares and the transactions contemplated thereby or connected thereto or, if there is a conflict of interest it has been timely and adequately disclosed to the general meeting of shareholders of the Company and the general meeting of shareholders has not appointed other persons than the managing directors of the Company to represent the Company;

f.	the Management Board of the Company has duly resolved to establish the Plan and to issue Shares from time to time there under and such resolution has not been revoked or nullified and is in full force and effect;

g.	the resolution of the Management Board as referred to under (f) above has been timely and properly submitted to the competent bodies of the

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works council of the group of companies of which the company forms part of as required by Article 35 jo. 27 of the Netherlands Works Councils Act and Article 19 of the Act on the European Works Council and such bodies have, to the extent required, confirmed that they agree with (“instemmen”) such intended decisions and that they will not take any action pursuant to Article 27 paragraph 5 of the Netherlands Works Councils Act;

h.	the Supervisory Board of the Company has duly approved, to the extent necessary, or will duly approve, as the case may be, the resolution of the Management Board to establish the Plan and to issue Shares there under from time to time;

i.	the Management Board will duly resolve, from time to time, to issue the Shares under the Plan;

j.	no foreign law affects this opinion;

k.	the parties to whom the Shares will be issued are (i) (in case of legal entities only) validly incorporated and duly existing), (ii) have the requisite power and capacity to accept the Shares upon issuance, (iii) (and in case of legal entities only) have been duly authorized to accept the Shares and (iv) will duly accept the Shares;

l.	the Shares will be issued on the basis of a valid legal act (geldige rechtshandeling) and will be validly credited to the relevant account (girodepot) with Euroclear Netherlands and each person who subscribes for Shares will acquire a proportionate share in the relevant custody account (verzameldepot) which the relevant associated institution (aangesloten instelling) holds with Euroclear Netherlands; and

m.	the delegation of the power to issue Shares by the general meeting of shareholders of the Company to the Management Board (which is currently in force until 18 months after 29 April 2005) will be annually extended.

Based upon and subject to the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinion.

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Issuance of Shares

When issued and delivered against irrevocable payment in full (“volstorting”) in accordance with the Articles of Association and the Minutes, and provided that any issuance will not exceed the maximum number of authorized Shares (“maatschappelijk kapitaal”) in the Articles of Association, the Shares will be validly issued, fully paid (“volgestort”) and non-assessable.

The opinion expressed above is subject to the following qualifications:

A.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

B.	Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of such entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of such objects in the articles of as- sociation (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

C.	The term “non-assessable” as used in the opinion expressed above means that under Netherlands Law no holder of shares in a Netherlands public company with limited liability will, by reason of being such a holder alone, be subject to personal liability, after such Shares have been fully paid up.

D.	The issuance of the Shares by the Company may be limited or affected by:

	a.	rules of “force majeure”, reasonableness and fairness, unforeseen circumstances, set-off, prescription and other defences afforded by Netherlands law to obligors generally;

	b.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures relating to or affecting the enforcement or protection of creditor's rights generally;

	c.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to

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receivers in bankruptcy or creditors in other jurisdictions;

d.	claims based on tort (“onrechtmatige daad”); and

e.	sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or European Community Regulations.

Yours faithfully,

/s/ P. Zijp
for NautaDutilh N.V.
NautaDutilh N.V.

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EXHIBIT A
LIST OF
DEFINITIONS

“Articles of Association”	a fax copy of the articles of association of the Company, as amended by a deed of amendment dated 9 June 2005, which according to the Extract contains the articles of association of the Company in force on the date hereof

“Bankruptcy Clerk's Office”	the Amsterdam Court Bankruptcy Clerk’s office (“faillissementsgriffie van de rechtbank te Amsterdam”)

“Commercial Register”	the Amsterdam Chamber of Commerce Commercial Register (“handelsregister gehouden door de Kamer van Koophandel en Fabrieken te Amsterdam”)

“Company”	ABN AMRO Holding NV

“Corporate Documents”	the documents listed in this Exhibit B

“Deed of Incorporation”	a fax copy of the deed of incorporation (“akte van oprichting”) of the Company, dated 30 May 1990

“Extract”	a fax copy of the extract from the Commercial Register, dated 27 September 2005 relating to the Company

“Minutes”	a copy of the minutes of the general meeting of shareholders of 28 April 2005

“NCC”	the Netherlands Civil Code

“the Netherlands”	the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles

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“Netherlands Law”	the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today's date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be

“Plan”	a copy the ABN AMRO ''Top” Executive Stock Option Plan as approved by the Management Board on 5 February 2002, approved by the Supervisory Board on 13 February 2002 and amended by the Supervisory Board on 12 February 2003, which amendments have been approved by the Management Board on 25 February 2003

“Shares”	the shares in the capital of the Company with a nominal value of EUR 0.56

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EXHIBIT B
LIST OF
CORPORATE
DOCUMENTS

1.	a fax copy of the Deed of Incorporation;

2.	a fax copy of the Articles of Association;

3.	a true copy of the Extract; and

4.	a copy of the Minutes

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